EXHIBIT 99.1

Utah Medical Products, Inc. Reports Financial Performance for Second Quarter 2010

Salt Lake City, Utah - In the second calendar quarter (2Q) and first half (1H) of 2010, Utah Medical Products, Inc.’s (Nasdaq: UTMD) changes in financial results compared to the same time period in the prior calendar year were as follows:
	2Q (April – June)	1H (January – June)
Sales:	-	-
Gross Profit:	( 2%)	( 4%)
Operating Income:	( 1%)	( 4%)
Net Income:	( 2%)	( 3%)
Earnings Per Share:	( 3%)	( 4%)

In 2Q 2010 and 1H 2010, UTMD achieved the following profit margins:
	2Q 2010 (April – June)	1H 2010 (January – June)
Gross Profit Margin (gross profits/ sales):	52.1%	51.8%
Operating Profit Margin (operating profits/ sales):	35.0%	35.3%
Net Profit Margin (profit after taxes/ sales):	23.4%	23.6%

Sales.  Comparing 2Q 2010 to 2Q 2009 global sales in product categories, blood pressure monitoring device/ components (BPM) sales were up 4%, neonatal device sales were up 11%, gynecology/ electrosurgery device sales were down 7% and obstetrics device sales were down 9%.  For 1H 2010 compared to 1H 2009 global sales in product categories, BPM sales were up 6%, neonatal device sales were up 6%, gynecology/ electrosurgery device sales were down 4% and obstetrics device sales were down 9%.

International sales in 2Q 2010 and 1H 2010, respectively, were up 10% and 12%, and domestic sales were down 4% and 5%. Despite the overall increase in international sales, UTMD Ireland 2Q 2010 shipments were down 18% in U.S. dollar terms, but up 3% for 1H 2010.  Ireland sales in 2Q 2010 would have been 9% higher if U.S dollar/ Euro exchange rate had remained the same as in the prior quarter 1Q 2010.

Compared to 2Q 2009, domestic direct sales of finished devices to U.S. end-users were 5% lower in 2Q 2010, a continuation of the experience in 1Q 2010 of lower hospital utilization rates of specialty devices.  Domestic direct sales of obstetric devices, the product category most affected by restrictive GPO agreements, declined $221,000 in 2Q 2010 and $406,000 in 1H 2010.  Domestic direct sales of Gesco neonatal devices increased $102,000 and $77,000 respectively.  Domestic direct electrosurgery/gynecology device sales decreased $70,000 and $108,000 respectively.  Domestic sales of OEM components to other companies were down 2% for 2Q 2010 and 3% for 1H 2010.  Since OEM customers tend to purchase three to six months of inventory at a time, the decline appears to be an oscillation in order pattern rather than a change in demand.

Gross Profit.  Despite 2010 revenue about the same as in 2009, UTMD’s gross profit margin (GPM), gross profits divided by sales, was 0.8 percentage points lower in 2Q 2010 and 1.8 percentage points lower in 1H 2010 than in the same periods in 2009.  Although still unfavorable, the 2Q GPM was an improvement over the 2.7 percentage point differential in 1Q 2010.  Previously, UTMD announced it would consolidate its Oregon subsidiary into Utah in early 2010. A primary difference in GPM was due to relocation costs of equipment, and employing extra people during the training process of moving the operations to Utah.  That process has been completed. The other primary reason for the difference in GPM was due to the unfavorable distribution mix which resulted from an increase in international sales at wholesale prices and a decrease in domestic direct sales.

Operating Income.  Despite a lower GPM, UTMD’s 2Q 2010 operating profit margin (OPM), operating income divided by sales, was about the same as in 2Q 2009.  This was achieved because operating expenses, comprised of G&A, S&M and R&D expenses, were $1,072,200 in 2Q 2010 (17.1% of sales), compared to $1,122,000 in 2Q 2009 (17.8% of sales).  R&D expenses were $8,700 higher, S&M expenses were $40,900 lower and G&A expenses were $17,500 lower.  For 1H 2010, the OPM was 1.4 percentage points lower than in 1H 2009 due to weaker performance in the prior 1Q. 1H 2010 operating expenses were $2,106,000 (16.6% of sales), compared to $2,163,000 in 1H 2009 (17.0% of sales).  R&D expenses were $14,500 higher, S&M expenses were $56,300 lower and G&A expenses were $15,200 lower.

Net Income. UTMD’s net profit declined 2% in 2Q 2010 and 3% in 1H 2010 compared to the same periods in the prior year. The 2Q decline was due essentially to lower non-operating income resulting from lower interest on UTMD’s cash balances. Non-operating income in 2Q 2010 was $16,100 compared to $78,000 in 2Q 2009.  Net profit margins remained healthy at 23.4% and 23.6% for 2Q 2010 and 1H 2010, respectively.

Earnings per share (EPS).  2Q 2010 EPS, which declined 1.4 cents per share compared to 2Q 2009, declined a little more on a percentage basis than gross profits and net profits because diluted shares were up 1% due to option exercises. Diluted shares used to calculate EPS increased from 3,614,256 in 2Q 2009 to 3,651,237 in 2Q 2010. The Company’s repurchase of 5,230 of its shares in 2Q 2010 at an average cost of $25.71 including commissions will have more of an effect on EPS in 2H 2010. For 1H 2010, EPS declined by 3.5 cents, in about the same proportion as gross profits. Diluted shares used to calculate EPS increased from 3,617,048 in 1H 2009 to 3,648,313 in 1H 2010.

Income Statement Summary.  Consolidated 2Q and year to date 1H 2010 global sales remained about the same as in 2009.  However, profitability was lower because 1) the sales mix changed, with higher sales internationally at wholesale prices, because distributors incur the costs of marketing UTMD’s devices overseas, and lower sales domestically because of increasing restrictions by hospital administrators of device choices by clinicians; and 2) UTMD incurred one-time transition costs of consolidating its Oregon molding operations into its Utah operations. Despite 1H 2010 EPS at $.821 being down $.035 compared to 1H 2009, UTMD continues to target EPS in the range of $1.66 - $1.72 for the full year of 2010. A slight recovery in sales and improved GPM in the 2H 2010 are expected to achieve 2010 EPS about the same as in 2009.

UTMD’s June 30, 2010 balance sheet gained strength. Key changes in the Company’s financial strength (balance sheet accounts) compared to one year earlier were as follows:

[Million $$]
Cash & Investments:	+4.3
Receivables & Inventory:	(1.4)
Total Assets:	+2.6
Total Current Liabilities:	no change
Ireland Note Payable:	(0.5)
Shareholders’ Equity:	+2.8

Cash and investment balances, which increased as a result of profits from operations, also funded $3.4 million in dividends to shareholders and $0.1 million in share repurchases over the course of a year. The principal balance on the note in Ireland, UTMD’s only debt, is now down to $1.25 million. 1H 2010 new capital expenditures exceeded depreciation by $485,000, as UTMD took advantage of the opportunity to expand its facility in Utah at a favorable time for building costs. The future depreciation expense associated with the expansion will be substantially less than the prior rental cost of the Oregon facility.

Financial ratios follow:
1)  Current Ratio (including the current portion of Ireland loan) = 11.6
2)  Days in Receivables (based on 2Q sales activity) = 38
3) Average Inventory Turns (based on 2Q CGS) = 3.7
4) Year-to-Date ROE = 16% (prior to dividend payments)
                                     =   7% (after payment of shareholder dividends)

UTMD=s dilution from unexercised option shares added to actual weighted average outstanding shares for purposes of calculating eps was 20,100 in 2Q 2010 compared to 11,000 in 2Q 2009, and 23,700 in 1H 2010 compared to 12,200 in 1H 2009.  The actual number of outstanding shares at the end of 2Q 2010 was 3,626,800 which included 2Q employee option exercises of 500 shares and 2Q share repurchases of 5,200 shares.  The total number of outstanding unexercised options at June 30, 2010 was about 222,400 shares at an average exercise price of $24.49/ share, including shares awarded but not vested. This compares to 249,900 option shares outstanding at the end of 2Q 2009 at an average exercise price of $23.86/ share.

Risk factors that could cause results to differ materially in future quarters include clinical acceptance of products, timing of regulatory approval of new products, regulatory intervention in current operations, government intervention in the health care marketplace, distribution restrictions by anticompetitive hospital administrative agreements, the Company’s ability to efficiently manufacture, market, and sell its products, among other factors that have been outlined in UTMD=s public disclosure filings with the SEC. The SEC Form 10-Q for 2Q 2010 will be filed with the SEC by August 9.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures, assembles and markets a broad range of disposable and reusable specialty medical devices designed for better health outcomes for patients and their care-providers.  For more information about Utah Medical Products, Inc., visit UTMD=s website at www.utahmed.com.

Utah Medical Products, Inc.
INCOME STATEMENT, Second Quarter (3 months ended June 30)
(in thousands except earnings per share):

	2Q 2010	2Q 2009	Percent Change
Net Sales	$6,276	$6,305	( 0.5%)
Gross Profit	3,267	3,335	( 2.0%)
Operating Income	2,195	2,213	( 0.8%)
Income Before Tax	2,211	2,291	( 3.5%)
Net Income	1,467	1,504	( 2.5%)
Earnings Per Share	$0.402	$0.416	( 3.4%)
Shares Outstanding (diluted)	3,651	3,614

INCOME STATEMENT, First Half (6 months ended June 30)
(in thousands except earnings per share):

	1H 2010	1H 2009	Percent Change
Net Sales	$12,712	$12,750	( 0.3%)
Gross Profit	6,590	6,835	( 3.6%)
Operating Income	4,484	4,672	( 4.0%)
Income Before Tax	4,519	4,759	( 5.0%)
Net Income	2,994	3,096	( 3.3%)
Earnings Per Share	$0.821	$0.856	( 4.1%)
Shares Outstanding (diluted)	3,648	3,617

BALANCE SHEET
(in thousands)	(unaudited) JUN 30, 2010	(unaudited) MAR 31, 2010	(audited) DEC 31, 2009	(unaudited) JUN 30, 2009
Assets
Cash & Investments	$21,385	$21,784	$19,255	$17,041
Accounts & Other Receivables, Net	2,736	3,019	3,157	3,172
Inventories	3,166	3,370	3,407	4,158
Other Current Assets	451	487	414	590
Total Current Assets	27,738	28,660	26,233	24,961
Property & Equipment, Net	7,981	7,904	8,133	8,133
Intangible Assets, Net	7,366	7,377	7,388	7,401
Total Assets	$43,085	$43,942	$41,754	$40,495

Liabilities & Shareholders’ Equity
A/P & Accrued Liabilities	$2,181	$3,008	$1,497	$2,108
Current Portion of Note Payable	219	256	264	257
Total Current Liabilities	2,400	3,264	1,761	2,365
Note Payable (excluding current portion)	1,034	1,278	1,403	1,513
Deferred Income Taxes	667	592	609	420
Stockholders’ Equity	38,984	38,808	37,981	36,197
Total Liabilities & Shareholders’ Equity	$43,085	$43,942	$41,754	$40,495